Exhibit 99.1

PRESS RELEASE For Immediate Release	Contact: Richard P. Smith President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY AND ANNUAL RESULTS

CHICO,CA – (January 29, 2019) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $23,211,000 for the quarter ended December 31, 2018, compared to $2,989,000 for the fourth quarter of 2017. Diluted earnings per share were $0.76 for the fourth quarter of 2018, compared to $0.13 for the fourth quarter of 2017. Net income was $68,320,000 for the year ended December 31, 2018, compared to $40,554,000 for the year ended December 31, 2017. Diluted earnings per share were $2.54 for the year ended December 31, 2018, compared to $1.74 for the year ended December 31, 2017.

Net income for the twelve months ended December 31, 2018 and 2017 includes $5,227,000 and $530,000, respectively, of the FNB Bancorp (FNBB) related merger and acquisition expenses. Excluding the impact of the FNBB merger expenses, net of income taxes, net income totaled $72,327,000 for the year ended December 31, 2018, or $2.69 per diluted share. Net income for the fourth quarter of 2017 includes income tax expense of $7,416,000 due to the re-measurement of the Company’s net deferred tax asset (“DTA”) resulting from the Tax Cuts and Jobs Act of 2017. Excluding the impact of the FNBB related merger expenses, net of tax, and the DTA re-measurement, net income totaled $48,462,000 for the year ended December 31, 2017, or $2.08 per diluted share.

Financial Highlights

Performance highlights and other developments for the Company during the three and twelve months ended December 31, 2018 included the following:

•	For the three and twelve months ended December 31, 2018, the Company’s return on average assets was 1.47% and 1.24% and the return on average equity was 11.40% and 10.75%.

•	As of December 31, 2018, the Company reached record levels of total assets and total deposits which were $6.35 billion and $5.37 billion, respectively.

•	The loan to deposit ratio remained stable at 74.9% at December 31, 2018 as compared to 75.2% at December 31, 2017.

•	Net interest margin grew 14 basis points to 4.46% on a tax equivalent basis as compared to 4.32% in the trailing quarter.

•	Non-interest bearing deposits as a percentage of total deposits were 32.8% at December 31, 2018 as compared to 34.1% at December 31, 2017.

•	The average rate of interest paid on deposits, including noninterest-bearing deposits, remained low at 0.20%, an increase of 4 basis points from the trailing quarter.

•	Non-performing assets to total assets were 0.47% as of December 31, 2018 as compared to 0.46% and 0.58% at September 30, 2018 and December 31, 2017, respectively.

•

Revenue growth and operational changes resulted in notable improvement in the efficiency ratio which was 59.1% for the quarter ended December 31, 2018 as compared to 65.2% in the trailing quarter and 66.1% in the same quarter of the prior year.

President and CEO, Rick Smith commented, “We are very pleased with the Bank’s strong financial results for 2018. In addition to consistent organic loan and deposit growth, the completion of the acquisition of First National Bank of Northern California in July of this year provided meaningful scale that drove improvement in both our net interest margin and operational efficiency.”

Smith continued, “While TriCo’s franchise covers twenty nine counties across Northern California and the Central Valley, we remain mindful of the communities that were impacted by natural disasters. Our Company and our employees will continue to play a leadership role in driving the restoration efforts and we are continually thankful to those who have partnered with us and who have been so generous with their support.”

Summary Results

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended December 31,
(dollars and shares in thousands)	2018	2017	$ Change	% Change
Net interest income	$64,002	$45,093	$18,909	41.9%
Prevision for loan losses	(806)	(1,677)	871	nm
Noninterest income	12,634	12,478	156	1.3%
Noninterest expense	(45,285)	(38,076)	(7,209)	18.9%
Provision for income taxes	(7,334)	(14,829)	7,495	(50.5%)

Net income	$23,211	$2,989	$20,222	676.5%

Diluted earnings per share	$0.76	$0.13	$0.63	484.6%
Dividends per share	$0.19	$0.17	$0.02	11.8%
Average common shares	30,423	22,945	7,478	32.6%
Average diluted common shares	30,672	23,290	7,382	31.7%

Return on average total assets	1.47%	0.26%
Return on average equity	11.40%	2.33%
Efficiency ratio	59.09%	66.14%

	Three months ended
	December 31,	September 30,
(dollars and shares in thousands)	2018	2018	$ Change	% Change
Net interest income	$64,002	$60,489	$3,513	5.8%
Provision for loan losses	(806)	(2,651)	1,845	nm
Noninterest income	12,634	12,186	448	3.7%
Noninterest expense	(45,285)	(47,378)	2,093	(4.4%)
Provision for income taxes	(7,334)	(6,476)	(858)	13.2%

Net income	$23,211	$16,170	$7,041	43.5%

Diluted earnings per share	$0.76	$0.53	$0.23	42.4%
Dividends per share	$0.19	$0.17	$0.02	11.8%
Average common shares	30,423	30,011	412	1.4%
Average diluted common shares	30,672	30,291	381	1.3%

Return on average total assets	1.47%	1.05%
Return on average equity	11.40%	9.11%
Efficiency ratio	59.09%	65.19%

	Twelve months ended December 31,
(dollars and shares in thousands)	2018	2017	$ Change	% Change
Net interest income	$215,346	$174,604	$40,742	23.3%
Provision for loan losses	(2,583)	(89)	(2,494)	nm
Noninterest income	49,284	50,021	(737)	(1.5%)
Noninterest expense	(168,695)	(147,024)	(21,671)	14.7%
Provision for income taxes	(25,032)	(36,958)	11,926	(32.3%)

Net income	$68,320	$40,554	$27,766	68.5%

Diluted earnings per share	$2.54	$1.74	$0.80	46.0%
Dividends per share	$0.70	$0.66	$0.04	6.1%
Average common shares	26,593	22,912	3,681	16.1%
Average diluted common shares	26,881	23,250	3,631	15.6%

Return on average total assets	1.24%	0.89%
Return on average equity	10.75%	8.10%
Efficiency ratio	63.75%	65.45%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of December 31,			Acquired Balances	Organic $ Change	Organic % Change
($’s in thousands)	2018	2017	$ Change
Total assets	$6,352,441	$4,761,315	$1,591,126	$1,463,200	$127,926	2.7%
Total loans	4,022,014	3,015,165	1,006,849	834,683	172,166	5.7%
Total investments	1,580,096	1,262,683	317,413	335,667	(18,254)	(1.4%)
Total deposits	$5,366,466	$4,009,131	$1,357,335	$991,935	$365,400	9.1%

Qtrly avg balances	As of December 31,			Acquired Balances	Organic $ Change	Organic % Change
($’s in thousands)	2018	2017	$ Change
Total assets	$6,325,130	$4,658,677	$1,666,453	$1,463,200	$203,253	4.4%
Total loans	4,022,651	2,948,277	1,074,374	834,683	239,691	8.1%
Total investments	1,523,094	1,254,868	268,226	335,667	(67,441)	(5.4%)
Total deposits	$5,253,123	$3,961,422	$1,291,701	$991,935	$299,766	7.6%

Overall results for the three and twelve months ended December 31, 2018 were primarily benefited by the acquisition of First National Bank of Northern California, the wholly owned subsidiary of FNB Bancorp, effective July 6, 2018. In connection with the acquisition and subsequent integration and restructuring, the Company incurred a variety of expenses. During the three and twelve month periods ended December 31, 2018 total non-interest expenses increased by $7,209,000 (18.9%) and $21,671,000 (14.7%) as compared to the same periods in 2017. There were no merger related costs incurred in the fourth quarter of 2018. Costs related to the merger were $5,227,000 for the twelve months ended December 31, 2018, as compared to $530,000 during the year ended December 31, 2017.

In addition to the $834,683,000 in loans acquired, recorded net of a $33,417,000 discount, organic loan growth totaled $172,166,000 (5.7%) during 2018. Organic deposit growth for 2018 was $365,400,000 (9.1%) in addition to the $991,935,000 in acquired deposits. Total assets acquired from FNB Bancorp totaled $1,306,539,000, inclusive of the core deposit intangible. Goodwill associated with the acquisition of FNB Bancorp was $156,661,000 and the core deposit intangible, which will be amortized over an estimated weighted average life of 6.2 years, was $27,605,000.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Interest income	$68,065	$46,961	$21,104	44.9%
Interest expense	(4,063)	(1,868)	(2,195)	117.5%
FTE adjustment	322	625	(303)	(48.5%)

Net interest income (FTE)	$64,324	$45,718	$18,606	40.7%

Net income margin (FTE)	4.46%	4.26%

Acquired loans discount accretion:
Amount (included in interest income)	$1,982	$1,498	$484	32.3%
Effect on average loan yield	0.20%	0.20%
Effect on net interest margin (FTE)	0.14%	0.14%

	Three months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Interest income	$228,218	$181,402	$46,816	25.8%
Interest expense	(12,872)	(6,798)	(6,074)	89.3%
FTE adjustment	1,304	2,499	(1,195)	(47.8%)

Net interest income (FTE)	$216,650	$177,103	$39,547	22.3%

Net income margin (FTE)	4.28%	4.22%

Acquired loans discount accretion:
Amount (included in interest income)	$5,271	$6,564	$(1,293)	(19.7%)
Effect on average loan yield	0.15%	0.23%
Effect on net interest margin (FTE)	0.10%	0.16%

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. During the three and twelve months ended December 31, 2018, purchased loan discount accretion was $1,982,000 and $5,271,000, respectively; for the three and twelve months ended December 31, 2017, purchased loan accretion was $1,498,000 and $6,564,000, respectively. The changes in volume of interest earning assets and interest bearing liabilities contributed an additional $15,601,000 in interest income while the changes in rates contributed $3,005,000 during the current quarter as compared to the quarter ended December 31, 2017. The decreases in Federal tax equivalent yield adjustment are due to tax rate changes which became effective on January 1, 2018 whereby the Federal tax rate was reduced from 35% to 21%.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended December 31, 2018			Three Months Ended September 30, 2018			Three Months Ended December 31, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,022,651	$55,662	5.53%	$4,028,462	$53,102	5.27%	$2,948,277	$38,194	5.18%
Investments – taxable	1,380,693	8,955	2.59%	1,336,361	9,648	2.89%	1,118,547	7,459	2.67%
Investments – nontaxable(1)	142,401	1,395	3.92%	153,704	1,546	4.02%	136,321	1,666	4.89%

Total investments	1,523,094	10,350	2.72%	1,490,065	11,194	3.00%	1,254,868	9,125	2.91%
Cash at Federal Reserve and other banks	220,317	2,375	4.31%	119,635	615	2.06%	86,211	267	1.24%

Total earning assets	5,766,062	68,387	4.74%	5,638,162	64,911	4.61%	4,289,356	47,586	4.44%
Other assets, net	559,068			530,182			369,021

Total assets	$6,325,130			$6,168,344			$4,658,377

Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,184,999	272	0.09%	$1,125,159	248	0.09%	$964,827	210	0.09%
Savings deposits	1,868,664	1,132	0.24%	1,803,022	833	0.18%	1,380,384	430	0.12%
Time deposits	460,555	1,190	1.03%	430,286	991	0.92%	307,446	422	0.55%

Total interest-bearing deposits	3,514,218	2,594	0.30%	3,358,467	2,072	0.25%	2,652,657	1,062	0.16%
Other borrowings	122,410	639	2.09%	246,637	1,178	1.91%	61,769	141	0.91%
Junior subordinated debt	57,016	830	5.82%	56,973	815	5.72%	56,837	665	4.68%

Total interest-bearing liabilities	3,693,644	4,063	0.44%	3,662,077	4,065	0.44%	2,771,263	1,868	0.27%

Noninterest-bearing deposits	1,738,905			1,710,374			1,308,765
Other liabilities	78,136			86,131			65,642
Shareholders’ equity	814,445			709,762			513,007

Total liabilities and shareholders’ equity	$6,325,130			$6,168,344			$4,658,677

Net interest rate spread(1)(2)			4.30%			4.17%			4.17%
Net interest income and net interest margin(1)(3)		$64,324	4.46%		$60,846	4.32%		$45,718	4.26%

(1)	Fully taxable equivalent (FTE)
(2)	Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)	Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the three months ended December 31, 2018 increased $3,478,000 or 5.7% to $64,324,000 compared to $60,846,000 during the three months ended September 30, 2018. The increase in net interest income (FTE) was due primarily to an increase in the average rates on loans which increased 26 basis points.

The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has increased by 1.00% to 5.50% at December 31, 2018 as compared to 4.50% at December 31, 2017. The 35 basis point increase in loan yields from 5.18% during the three months ended December 31, 2017 to 5.53% during the three months ended December 31, 2018 was due to increases in market rates. More specifically, there was no change on the effect purchased loan discount accretion had to net interest margin between the three months ended December 31, 2018 and September 30, 2018.    More importantly, yields on loans increased 26 basis points as compared to the prior quarter from 5.27% for the three months ended September 30, 2018 of which 28 basis points were contributed by changes in the coupon rate associated with loans, offset by a decrease of 2 basis points attributed to the decreased impact from accretion of purchased loans.

The impact of changes in rates and volumes of interest bearing liabilities resulted in neutral impact as interest expense declined by $2,000 during the quarter. Comparing the quarter ended December 31, 2018 to the trailing quarter the total cost of interest bearing liabilities remained unchanged at 0.44% but increased 17 basis points from the same quarter in the prior year due in part to differences in market rates associated with deposits acquired from First National Bank of Northern California and to increases in the variable rates paid on other borrowings and subordinated debt. The weighted average rate associated with interest bearing acquired deposits was 0.29% for non-time deposits and 0.92% for time deposits on the day of acquisition. The average rate paid on other borrowings was 2.09% at December 31, 2018 as compared to 1.91% and 0.91% as of the trailing quarter and the same quarter in the prior year, respectively.

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$3,548,498	$186,117	5.24%	$2,842,659	$146,794	5.16%
Investments – taxable	1,241,829	33,997	2.74%	1,087,302	29,096	2.68%
Investments – nontaxable(1)	142,146	5,649	3.97%	136,240	6,664	4.89%

Total investments	1,383,975	39,646	2.86%	1,223,542	35,760	2.92%
Cash at Federal Reserve and other banks	131,496	3,759	2.86%	126,432	1,347	1.07%

Total earning assets	5,063,969	229,522	4.53%	4,192,633	183,901	4.39%
Other assets, net	452,157			361,872

Total assets	$5,516,126			$4,554,505

Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,075,331	945	0.09%	$939,516	744	0.08%
Savings deposits	1,610,202	2,803	0.17%	1,368,705	1,683	0.12%
Time deposits	378,058	3,248	0.86%	317,724	1,531	0.48%

Total interest-bearing deposits	3,063,591	6,996	0.23%	2,625,945	3,958	0.15%
Other borrowings	154,372	2,745	1.78%	41,252	305	0.74%
Junior subordinated debt	56,950	3,131	5.50%	56,762	2,535	4.47%

Total interest-bearing liabilities	3,274,913	12,872	0.39%	2,723,959	6,798	0.25%

Noninterest-bearing deposits	1,531,383			1,262,592
Other liabilities	74,113			67,301
Shareholders’ equity	635,717			500,653

Total liabilities and shareholders’ equity	$5,516,126			$4,554,505

Net interest rate spread(1)(2)			4.14%			4.14%
Net interest income and net interest margin(1)(3)		$216,650	4.28%		$177,103	4.22%

(1)	Fully taxable equivalent (FTE)
(2)	Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)	Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the year ended December 31, 2018 increased $39,547,000 or 22.3% to $216,650,000 compared to $177,103,000 during the year ended December 31, 2017. The increase in net interest income (FTE) was due primarily to an increase in the average balance of loans, which was partially offset by an increase in the average balance of interest-bearing liabilities and a 14 basis point increase in the average rate paid on interest-bearing liabilities.

During the twelve months ended December 31, 2018, the average balance of loans increased by $705,839,000 (24.8%) to $3,548,498,000. The increase in net interest income was partially offset by a decrease in the year-to-date purchased loan discount accretion from $6,564,000 during the year ended December 31, 2017 to $5,271,000 during the year ended December 31, 2018. This decrease in purchased loan discount accretion reduced loan yields by 8 basis points, and net interest margin by 6 basis points. The 14 basis point increase in the average rate paid on interest-bearing liabilities was primarily due to increases in market rates that increased the rates the Company pays on its time deposits, overnight borrowings, and junior subordinated debt.

Also affecting net interest margin during the three and twelve months ended December 31, 2018, was the decrease in the Federal tax rate from 35% to 21%. This decrease in the Federal tax rate caused the fully tax-equivalent (FTE) yield on the Company’s nontaxable investments to decrease from 4.89% during 2017 to 3.97% during 2018.

Asset Quality and Loan Loss Provisioning

The Company recorded provision for loan losses of $806,000 during the three months ended December 31, 2018 as compared to a provision of $1,677,000 in the prior year quarter. While the Company did record net recoveries of $172,000 during the fourth quarter of 2018 as compared to net charge-offs of $101,000 in the 2017 quarter, the primary cause for the increase in provision for loan losses was due to estimated losses related to the Camp Fire. As of December 31, 2018 the Company had established reserves totaling $3,250,000 related to the Camp Fire. While the Company remains cautious about the risks associated with trends in California real estate prices and the affordability of housing in the markets served by the Company, changes in affordability and energy related index rates improved during the quarter ended December 31, 2018. The qualitative factors associated with these two measures reduced the level of calculated required reserves by approximately $2,000,000.

During the twelve months ended December 31, 2018 the Company recorded a loan loss provision of $2,583,000 as compared to a loan loss provision of $89,000 during the twelve months ended December 31, 2017. Nonperforming loans were $27,494,000, or 0.68% of loans outstanding as of December 31, 2018, compared to $27,148,000, or 0.67% of loans outstanding as of September 30, 2018 and $24,394,000 or 0.81% of loans outstanding as of December 31, 2017.

Provision for Income Taxes

The Company’s effective tax rate was 24.0% and 26.8%, respectively, for the quarter and year ended December 31, 2018. During the quarter ended December 31, 2018, the Company made certain tax method elections in order to benefit from the change in corporate tax rates associated with the Tax Cut and Jobs Act of 2017. As a result, the provision for income taxes was benefited by approximately $1,058,000. Absent this benefit, the Company’s effective tax rate would have been 27.5% and 27.9% for the quarter and year ended December 31, 2018, respectively.

Non-interest Income

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
ATM fees and interchange	$4,914	$4,255	$659	15.5%
Service charges on deposit accounts	4,059	3,954	105	2.7%
Other service fees	832	761	71	9.3%
Mortgage banking service fees	511	515	(4)	(0.8%)
Change in value of mortgage servicing rights	(184)	77	(261)	(339.0%)

Total service charges and fees	10,132	9,562	570	6.0%

Commission on nondeposit investment products	737	745	(8)	(1.1%)
Increase in cash value of life insurance	722	642	80	12.5%
Gain on sale of loans	540	816	(276)	(33.8%)
Lease brokerage income	164	181	(17)	(9.4%)
Gain on sale of foreclosed assets	18	403	(385)	(95.5%)
Other noninterest income	321	129	192	148.8%

Total other noninterest income	2,502	2,916	(414)	(14.2%)

Total noninterest income	$12,634	$12,478	$156	1.3%

Noninterest income increased $156,000 (1.3%) to $12,634,000 during the three months ended December 31, 2018 compared to the three months ended December 31, 2017. The increase in noninterest income was due primarily to a $659,000 (15.5%) increase in ATM fees and interchange and a $105,000 (2.7%) increase in service charges on deposit accounts. The increases in noninterest income as compared to the prior year quarter were offset by decreases in gain on sale of loans of $276,000 (33.8%) and gain on sale of foreclosed assets of $385,000 (95.5%). The $276,000 decrease in gain on sale of loans was due primarily to decreased residential mortgage refinance activity compared to the year-ago quarter during a rising rate environment.

	Twelve months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
ATM fees and interchange	$18,249	$16,727	$1,522	9.1%
Service charges on deposit accounts	15,467	16,056	(589)	(3.7%)
Other service fees	2,852	3,282	(430)	(13.1%)
Mortgage banking service fees	2,038	2,076	(38)	(1.8%)
Change in value of mortgage servicing rights	(146)	(718)	572	(79.7%)

Total service charges and fees	38,460	37,423	1,037	2.8%

Commission on nondeposit investment products	3,151	2,729	422	15.5%
Increase in cash value of life insurance	2,718	2,685	33	1.2%
Gain on sale of loans	2,371	3,109	(738)	(23.7%)
Gain on sale of investment securities	207	961	(754)	(78.5%)
Lease brokerage income	678	782	(104)	(13.3%)
Gain on sale of foreclosed assets	408	711	(303)	(42.6%)
Other noninterest income	1,291	1,621	(330)	(20.4%)

Total other noninterest income	10,824	12,598	(1,774)	(14.1%)

Total noninterest income	$49,284	$50,021	$(737)	(1.5%)

Noninterest income decreased $737,000 (1.5%) to $49,284,000 during the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017. The decrease in noninterest income was due primarily to decreases in gain on sale of loans of $738,000 (23.7%), gain on sale of investment securities of $754,000 (78.5%), gain on sale of foreclosed assets of $303,000 (42.6%), and decreases of $330,000 (20.4%) in miscellaneous income were partially offset by an increase in commissions on non-deposit investment products of $422,000 (15.5%). Additionally, service charges and fees increased by $1,037,000 (2.8%). The increase in service charges and fees was driven by an increase in ATM fees and interchange of $1,522,000 (9.1%).

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	$16,980	$13,942	$3,038	21.8%
Commissions and incentives	3,313	2,247	1,066	47.4%
Employee benefits	4,721	4,421	300	6.8%

Total salaries and benefits expense	25,014	20,610	4,404	21.4%

Occupancy	3,565	2,698	867	32.1%
Data processing and software	3,042	3,116	(74)	(2.4%)
Equipment	1,713	1,797	(84)	(4.7%)
ATM and POS network charges	1,413	1,399	14	1.0%
Advertising	1,364	928	436	47.0%
Intangible amortization	1,431	339	1,092	322.1%
Professional fees	1,071	1,388	(317)	(22.8%)
Telecommunications	822	686	136	19.8%
Regulatory assessments and insurance	522	424	98	23.1%
Courier service	518	283	235	83.0%
Operational losses	497	228	269	118.0%
Postage	220	238	(18)	(7.6%)
Merger and acquisition expense	—	530	(530)	(100.0%)
Other miscellaneous expense	4,093	3,412	681	20.0%

Total other noninterest expense	20,271	17,466	2,805	16.1%

Total noninterest expense	$45,285	$38,076	$7,209	18.9%

Average full time equivalent employees	1,134	985	149	15.1%

Salary and benefit expenses increased $4,404,000 (21.4%) to $25,014,000 during the three months ended December 31, 2018 compared to $20,610,000 during the three months ended December 31, 2017. Base salaries, net of deferred loan origination costs increased $3,038,000 (21.8%) to $16,980,000. The increase in base salaries was due primarily to a 15.1% increase in average full time equivalent employees to 1,134 from 985 in the year-ago quarter. Commissions and incentive compensation increased $1,066,000 (47.4%) to $3,313,000 during the three months ended December 31, 2018 compared to the year-ago quarter due primarily to organic loan and deposit growth. Benefits & other compensation expense increased $300,000 (6.8%) to $4,721,000 during the three months ended December 31, 2018 due primarily to increases in the average full time equivalent employees, as mentioned above.

Other noninterest expense increased $2,805,000 (16.1%) to $20,271,000 during the three months ended December 31, 2018 compared to the three months ended December 31, 2017. The increase in other noninterest expense was due primarily to increased costs related to the merger of FNBB. Highlighting those increases were intangible amortization, occupancy, and advertising, which increased by $1,092,000, $867,000 and $436,000, respectively, as compared to the prior year quarter. The increases in noninterest expenses were partially offset by decreased professional fees and merger & acquisition expenses of $317,000 and $530,000, respectively.

	Twelve months ended December 31,
(dollars in thousands)	2018	2017	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	$62,422	$54,589	$7,833	14.3%
Commissions and incentives	11,147	9,227	1,920	20.8%
Employee benefits	20,373	19,114	1,259	6.6%

Total salaries and benefits expense	93,942	82,930	11,012	13.3%

Occupancy	12,139	10,894	1,245	11.4%
Data processing and software	11,021	10,448	573	5.5%
Equipment	6,651	7,141	(490)	(6.9%)
Merger and acquisition expense	5,227	530	4,697	886.2%
ATM and POS network charges	5,271	4,752	519	10.9%
Advertising	4,578	4,101	477	11.6%
Professional fees	3,546	3,745	(199)	(5.3%)
Intangible amortization	3,499	1,389	2,110	151.9%
Telecommunications	3,023	2,713	310	11.4%
Regulatory assessments and insurance	1,906	1,676	230	13.7%
Courier service	1,287	1,035	252	24.3%
Operational losses	1,260	1,394	(134)	(9.6%)
Postage	1,154	1,296	(142)	(11.0%)
Other miscellaneous expense	14,191	12,980	1,211	9.3%

Total other noninterest expense	74,753	64,094	10,659	16.6%

Total noninterest expense	$168,695	$147,024	$21,671	14.7%

Average full time equivalent employees	1,071	1,000	71	7.1%

Salary and benefit expenses increased $11,012,000 (13.3%) to $93,942,000 during the twelve months ended December 31, 2018 compared to $82,930,000 during the prior twelve months ended December 31, 2017. Base salaries, net of deferred loan origination costs increased $7,833,000 (14.3%) to $62,422,000. The increase in base salaries was due primarily to a 7.1% increase in average full time equivalent employees to 1,071 from 1,000 in the prior year-to-date period. Also affecting the increase in base salaries were annual merit increases and a higher wage base from the acquired employees of FNBB due to the Bay Area region’s higher cost of living. Commissions and incentive compensation increased $1,920,000 (20.8%) to $11,147,000 during 2018 compared to 2017 primarily due to organic growth of loans and deposits. Benefits & other compensation expense increased $1,259,000 (6.6%) to $20,373,000 during the year ended December 31, 2018 due primarily to increases in the average full time equivalent employees, as mentioned above.

Other noninterest expense increased $10,659,000 (16.6%) to $74,753,000 during the year ended December 31, 2018 compared to the year ended December 31, 2017. The increase in other noninterest expense was due primarily to increased costs related to the merger of FNBB. Highlighting some of those increases were merger expenses, increases in intangible amortization, occupancy, data processing, and advertising, which increased by $4,697,000, $2,110,000, $1,245,000, $573,000, and $477,000, respectively, as compared to the prior year. The increases in noninterest expenses were partially offset by decreased equipment expenses and professional fees of $490,000 and $199,000, respectively.

Balance Sheet

In addition to the balance sheet changes which resulted from the acquisition of FNB Bancorp, total assets grew by $127,926,000 between December 2017 and December 2018. This growth was led by $172,166,000 related to organic loan growth which was funded by $365,400,000 in organic deposit growth. Total equity increased to $827,373,000 at December 31, 2018 as compared to $802,115,000 at the close of the trailing quarter and inclusive of $17,879,000 and $26,959,000 in accumulated other comprehensive loss at the same periods. As a result the Company’s book value per share increased to $27.20 at December 31, 2018 from $26.37 per share at September 30, 2018. The Company’s tangible book value, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, increased to $18.97 per share at December 31, 2018 from $18.10 per share at September 30, 2018.

About TriCo Bancshares

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; mergers and acquisitions; changes in the level of our nonperforming assets and charge-offs; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; the impact of competition from other financial service providers; the possibility that any of the anticipated benefits of our recent merger with FNBB will not be realized or will not be realized within the expected time period, or that integration of FNBB’s operations will be more costly or difficult than expected; the challenges of integrating and retaining key employees; unanticipated regulatory or judicial proceedings; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES – CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Revenue and Expense Data
Interest income	$68,065	$64,554	$48,478	$47,121	$46,961
Interest expense	4,063	4,065	2,609	2,135	1,868

Net interest income	64,002	60,489	45,869	44,986	45,093
Provision for (benefit from) loan losses	806	2,651	(638)	(236)	1,677
Noninterest income:
Service charges and fees	10,132	9,743	9,228	9,356	9,562
Gain on sale of investment securities	—	207	—	—	—
Other income	2,502	2,236	2,946	2,934	2,916

Total noninterest income	12,634	12,186	12,174	12,290	12,478
Noninterest expense:
Salaries and benefits	25,014	25,823	21,453	21,652	20,610
Occupancy and equipment	5,278	5,056	4,357	4,232	4,495
Data processing and network	4,455	3,981	4,116	3,740	4,515
Other noninterest expense	10,538	12,518	7,944	8,538	8,456

Total noninterest expense	45,285	47,378	37,870	38,162	38,076

Total income before taxes	30,545	22,646	20,811	19,350	17,818

Net income	$23,211	$16,170	$15,029	$13,910	$2,989

Share Data
Basic earnings per share	$0.76	$0.54	$0.65	$0.61	$0.13
Diluted earnings per share	$0.76	$0.53	$0.65	$0.60	$0.13
Dividends per share	$0.19	$0.17	$0.17	$0.17	$0.17
Book value per common share	$27.20	$26.37	$22.27	$22.01	$22.03
Tangible book value per common share(1)	$18.97	$18.10	$19.28	$19.00	$19.01
Shares outstanding	30,417,223	30,417,818	23,004,153	22,956,323	22,955,963
Weighted average shares	30,422,687	30,011,307	22,983,439	22,956,239	22,944,523
Weighted average diluted shares	30,671,723	30,291,225	23,276,471	23,283,127	23,289,545
Credit Quality
Past due greater than 30 days	$17,368	$13,218	$11,626	$20,416	$11,609
Nonperforming originated loans	19,416	17,087	17,077	16,080	15,463
Total nonperforming loans	27,494	27,148	25,420	24,381	24,394
Total nonperforming assets	29,774	28,980	26,794	25,945	27,620
Loans charged-off	424	1,142	318	480	627
Loans recovered	$596	$570	$507	$366	$526
Selected Financial Ratios
Return on average total assets	1.47%	1.05%	1.25%	1.17%	0.26%
Return on average equity	11.40%	9.11%	11.78%	11.00%	2.33%
Average yield on loans	5.53%	5.27%	5.06%	5.03%	5.18%
Average yield on interest-earning assets	4.74%	4.61%	4.38%	4.33%	4.44%
Average rate on interest-bearing deposits	0.30%	0.25%	0.18%	0.16%	0.16%
Average cost of total deposits	0.20%	0.16%	0.12%	0.11%	0.11%
Average rate on borrowings and subordinated debt	3.27%	2.63%	2.80%	2.52%	2.72%
Average rate on interest-bearing liabilities	0.44%	0.44%	0.36%	0.30%	0.27%
Net interest margin (fully tax-equivalent)	4.46%	4.32%	4.14%	4.14%	4.26%
Loans to deposits	74.95%	79.08%	77.17%	75.16%	75.21%
Efficiency ratio	59.09%	65.19%	65.24%	66.63%	66.14%
Supplemental Loan Interest Income Data:
Discount accretion on acquired loans	$1,982	$2,098	$559	$632	$1,489
All other loan interest income	53,680	51,004	38,745	37,417	36,705
Total loan interest income	$55,662	$53,102	$39,304	$38,049	$38,194

NOTE:

(1)

Tangible book value per share is calculated by subtracting Goodwill and Other intangible assets from Total shareholders’ equity and dividing that result by the shares outstanding at the end of the period.

TRICO BANCSHARES – CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Balance Sheet Data
Cash and due from banks	$227,533	$226,543	$184,062	$182,979	$205,428
Securities, available for sale	1,117,910	1,058,806	757,075	738,785	730,883
Securities, held to maturity	444,936	459,897	477,745	496,035	514,844
Restricted equity securities	17,250	17,250	16,956	16,956	16,956
Loans held for sale	3,687	3,824	3,601	2,149	4,616
Loans:
Commercial loans	276,548	289,645	237,619	216,015	220,500
Consumer loans	418,982	421,287	350,925	348,789	365,113
Real estate mortgage loans	3,143,100	3,132,202	2,401,040	2,359,379	2,291,995
Real estate construction loans	183,384	184,302	156,729	145,550	137,557

Total loans, gross	4,022,014	4,027,436	3,146,313	3,069,733	3,015,165
Allowance for loan losses	(32,582)	(31,603)	(29,524)	(29,973)	(30,323)

Total loans, net	3,989,432	3,995,833	3,116,789	3,039,760	2,984,842
Foreclosed assets	2,280	1,832	1,374	1,564	3,226
Premises and equipment	89,347	89,290	59,014	58,558	57,742
Cash value of life insurance	117,318	116,596	99,047	98,391	97,783
Goodwill	220,972	220,972	64,311	64,311	64,311
Other intangible assets	29,280	30,711	4,496	4,835	5,174
Accrued interest receivable	19,412	19,592	14,253	12,407	13,772
Other assets	73,084	77,719	64,430	63,227	61,738

Total assets	$6,352,441	$6,318,865	$4,863,153	$4,779,957	$4,761,315
Deposits:
Noninterest-bearing demand deposits	$1,760,580	$1,710,505	$1,369,834	$1,359,996	$1,368,218
Interest-bearing demand deposits	1,252,366	1,152,705	1,006,331	1,022,299	971,459
Savings deposits	1,921,324	1,801,087	1,385,268	1,395,481	1,364,518
Time certificates	432,196	428,820	315,789	306,628	304,936

Total deposits	5,366,466	5,093,117	4,077,222	4,084,404	4,009,131
Accrued interest payable	1,997	1,729	1,175	958	930
Other liabilities	83,724	82,077	62,623	67,393	66,422
Other borrowings	15,839	282,831	152,839	65,041	122,166
Junior subordinated debt	57,042	56,996	56,950	56,905	56,858

Total liabilities	$5,525,068	$5,516,750	$4,350,809	$4,274,701	$4,255,507
Common stock	541,762	541,519	256,590	256,226	255,836
Retained earnings	303,490	287,555	276,877	266,235	255,200
Accumulated other comprehensive loss	(17,879)	(26,959)	(21,123)	(17,205)	(5,228)

Total shareholders’ equity	$827,373	$802,115	$512,344	$505,256	$505,808
Average Balance Data
Average loans	$4,022,651	$4,028,462	$3,104,126	$3,028,178	$2,948,277
Average interest-earning assets	$5,766,062	$5,638,162	$4,457,660	$4,380,596	$4,289,656
Average total assets	$6,325,130	$6,168,344	$4,814,523	$4,741,227	$4,658,677
Average deposits	$5,253,123	$5,068,841	$4,042,110	$4,004,332	$3,961,422
Average borrowings and subordinated debt	$179,426	$303,610	$196,235	$164,663	$118,606
Average real equity	$814,445	$709,762	$510,433	$506,013	$513,007
Capital Ratio Data
Total risk based capital ratio	14.4%	13.9%	13.9%	13.9%	14.1%
Tier 1 capital ratio	13.7%	13.2%	13.1%	13.0%	13.2%
Tier 1 common equity ratio	12.5%	12.0%	11.7%	11.6%	11.7%
Tier 1 leverage ratio	10.7%	10.7%	10.9%	10.8%	10.8%
Tangible capital ratio	9.5%	9.1%	9.3%	9.3%	9.3%

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